                                                                    EXHIBIT 23.4

                         CONSENT OF GREGORY B. MAFFEI

     The undersigned consents to reference to the undersigned under the caption "Management of WNI--Executive Officers and Directors" in the Proxy Statement/Prospectus (the "Proxy") that is a part of the Registration Statement on Form S-4 (Commission File No. 333-26411) of Microsoft Corporation and WebTV Networks, Inc. ("WNI"), with respect to the expected appointment of the undersigned as a member of the Board of Directors of WNI following consummation of the Recapitalization, as defined in the Proxy.

/s/ Gregory B. Maffei
Redmond, Washington
June 2, 1997